Exhibit 4.(a).45

[State Emblem]

[FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 30

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter- “Partner”) we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Annex M

1.	In the Second Supplement, in Annex M, Article 1.1-

(1)	Instead of the current definition of “Service Provider”, shall come:

" "Service Provider" -	Whoever provides Adult Voice Services through a Telecommunications Installation that is connected to the Network of the Licensee, where the provision of the service entails receipt of income by the Service Provider from the Licensee, directly or indirectly".

(2)	Instead of the current definition of “Adult Voice Services”, shall come:

" "Adult Voice Services" -	A service provided by a Service Provider through a Telecommunications Installation, either directly or indirectly, where the service is the playing or display of a played message or contractual message of sexual content, including a recorded message, and including when the service is a service for encounters or conversations between occasional callers (chat), that is intended or serves as, even partially, for a sexual purpose- for this matter, "indirectly"-including by way of connecting from Terminal Equipment of the Subscriber as a condition for the provision of the service or for the purpose of charging for the service."

(3)	In the definition of ‘Regular Payment”,
In section (b), instead of “Bezek Corporation” shall come ““DO”, and after section (c) shall come:
“(d) In a call from a DO network, except for the Bezek Corporation Network, to an MRT network-payment that shall not exceed the fixed payment in accordance with the tariff settlement between a DO subscriber and the DO, regarding a call to another subscriber within the same network, in addition to 0.45 NIS per minute (not including VAT).”

11 Tevet 5765
23 December 2004

/s/ Haim Giron —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing, Ministry of Communications	/s/ Moshe Galili —————————————— Moshe Galili Acting Director General Ministry of Communications